THIS INDEMNITY AGREEMENT made as of the [insert date],

BETWEEN:

RESPONSE BIOMEDICAL CORP. (the "Company"), a British Columbia company having an office at 8081 Lougheed Highway, British Columbia V5A 1W9, and its subsidiaries or affiliates,

AND:

[insert name] (the “Executive”) a businessman having a residence at [insert address]

WHEREAS:

A.	The Executive is a director or officer of the Company;

B.	The Company has agreed to provide indemnification to the Executive on the terms and conditions contained in this Agreement; and,

C.

Notwithstanding the date of its execution and deliver, this Agreement shall be conclusively deemed to commence on the day upon which the Executive first became or becomes a director or officer of the Company and shall continue in effect after the Executive ceases to be a director or officer of the Company.

NOW THEREFORE in consideration of the Executive agreeing to act as a director or officer of the Company, the covenants and agreements herein, the payment of $1 made by each party to the other, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, the parties agree as follows:

1.	INDEMNIFICATION

1.1

The Company will indemnify the Executive and his heirs, executors, administrators and personal representatives (collectively, the "Indemnitees") and save the Indemnitees harmless against all liabilities, costs, charges and expenses actually and reasonably incurred directly or indirectly by the Indemnitees in law, in equity or under any statute or regulation in connection with any civil, criminal or administrative claim (including without limitation any environmental claim), or any action, proceeding or investigation to which the Indemnitees are made a party or in which they are otherwise involved as a witness or other participant by reason of the Executive having been a director or officer of the Company or in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by the Executive or any failure on the part of the Executive to act in or about the execution of his duties as a director or officer of the Company, including without limitation any and all liabilities arising by breach of any statutory or common law duty of care imposed on directors of corporations or any breach of any other statutory provisions or provision of the memorandum and articles of the Company, and including without limitation any action brought by the Company, if:

(a)	the Executive acted honestly and in good faith with a view to the best interests of the Company; and

(b)	in the case of the criminal or administrative claim, action, proceeding or investigation, the Executive had reasonable grounds for believing that his conduct was lawful.

1.2

If the claim, action, proceeding or investigation set out in section 1.1 is a claim, action, proceeding or investigation by or on behalf of the Company, the Company will, subject to any approvals required by law, indemnify the Indemnitees and save the Indemnitees harmless against all costs, charges and expenses actually and reasonably incurred by the Indemnitees in law, in equity or under any statute or regulation in respect of such claim, action, proceeding or investigation provided that the Executive fulfils the requirements set forth in subsections 1.1(a) and 1.1(b) of this Agreement.

2.	IDEM

2.1	Without limiting the generality of section 1, the costs, charges and expenses against which the Company will indemnify the Indemnitees include:

(a)

any and all fees, costs and expenses actually and reasonably incurred by the Indemnitees in investigating, preparing for, defending against, providing evidence in, producing documents or taking any other action in connection with any commenced or threatened action, proceeding or investigation, including reasonable legal fees and disbursements, travel and lodging costs;

	(b)	any amounts reasonably paid in settlement of any action, proceeding or investigation;

	(c)	any amounts paid to satisfy a judgement or penalty, including interest and costs; and

	(d)	all costs, charges and expenses reasonably incurred by the Indemnitees in establishing their right to be indemnified pursuant to this Agreement.

3.	TAXABLE BENEFITS

3.1

If the Indemnitees or any of them are required to include in their income, or in the income of the estate of the Executive, any payment made under this Agreement for the purpose of determining income tax payable by the Indemnitees or any of them or the estate of the Executive, the Company shall pay an amount by way of indemnity that will fully indemnify the Indemnitees or estate of the Executive for the amount of all liabilities described in section 1 and section 2 and all income taxes payable as a result of the receipt of the indemnity payment.

4.	INDEMNIFICATION NOTICE

4.1

Upon receipt of a written request by the Indemnitees for indemnification under this Agreement (an "Indemnification Notice"), the Company will forthwith diligently proceed to obtain such approval and will take all other steps necessary to provide the requested indemnification as soon as practicable following receipt of the Indemnification Notice.

5.	NO INVALIDATION

5.1

Any failure by the Executive in his capacity as a director or officer of the Company or as a director or officer of a corporation of which the Company is a shareholder to comply with the provisions of the British Columbia Company Act or of the Memorandum and Articles of the Company will not invalidate any indemnity to which he is entitled under this Agreement.

6.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.1	The Company represents and warrants to the Executive, and acknowledges that the Executive is relying on such representations and warranties, that:

(a) the Company has the requisite corporate power and authority to enter into this Agreement and has taken all necessary steps to validly approve the execution and delivery of this Agreement; and

(b) this Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company.

7.	ACKNOWLEDGEMENTS OF EXECUTIVE

7.1	The Executive acknowledges that:

	(a)	he was represented by counsel of his own choosing in the negotiations for and preparation of this Agreement;

	(b)	he thoroughly discussed all aspects of this Agreement with his attorneys;

	(c)	his attorneys have reviewed this Agreement;

	(d)	he has carefully read this Agreement and the documents to be executed in connection herewith and has had them fully explained by counsel, and he is fully aware of the contents and legal effect; and

	(e)	he is freely and voluntarily entering into this Agreement on the advice of his respective attorneys.

8.	ENUREMENT

8.1	This Agreement shall enure to the benefit of the Indemnitees and is binding on the

Company and its successors.

9.	ASSIGNMENT

9.1	A party to this Agreement may not assign his rights under this Agreement without the prior written consent of the other party to this Agreement.

10.	NUMBER AND GENDER

10.1	Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, the feminine or the body corporate where required by the context.

11.	SEVERABILITY

11.1

If any provision of this Agreement or part thereof is found to be illegal or unenforceable, it will be considered separate and severable from this Agreement and the remaining provisions of this Agreement or parts of the impugned provision will remain in force and be binding upon the parties as though the illegal or unenforceable provision or part thereof had never been included.

12.	HEADINGS

12.1	The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

13.	GOVERNING LAW

13.1	This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first above written.

RESPONSE BIOMEDICAL CORP.

________________________________________________	________________________________________________
Authorized Signatory	(Executive)